INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Gouverneur Savings and Loan Association:

      We consent to the inclusion in the Registration Statement on Form S-1 of Gouverneur Bancorp, Inc. of our audit report dated May 21, 1998 on the statements of financial condition of Gouverneur Savings and Loan Association as of September 30, 1997 and 1996, and the related statements of income, net worth and cash flows for each of the years in the three-year period ended September 30, 1997.

      We also consent to the reference to our firm under the heading "Experts" in the prospectus.


                                               /s/ KPMG Peat Marwick LLP

Syracuse, New York
June 25, 1998